Exhibit (h)
[BAKER DONELSON BEARMAN, CALDWELL & BERKOWITZ, P.C. LOGO]	COMMERCE CENTER SUITE 1000 211 COMMERCE STREET NASHVILLE, TENNESSEE 37201 PHONE: 615.726.5600 FAX: 615.726.0464 MAILING ADDRESS: P.O. BOX 190613 NASHVILLE, TENNESSEE 37219 www.bakerdonelson.com
March 20, 2007
CBRL Group, Inc.
305 Hartmann Drive
Lebanon, Tennessee 37088

RE:       Offer (the “Exchange Offer”) by CBRL Group, Inc. (the “Company”) to issue $1,000 in principal amount at maturity of its Zero Coupon Senior Convertible Notes due 2032 (the “New Notes”) plus an exchange fee of $0.60 per $1,000 principal amount at maturity of New Notes in exchange for each $1,000 in principal amount at maturity of its Liquid Yield Option Notes due 2032 (Zero Coupon - Senior) (the “Old Notes”)

Ladies and Gentlemen:

As counsel to the Company in connection with the above referenced Exchange Offer pursuant to the Exchange Circular which forms a part of the Company’s Tender Offer Statement on Schedule TO (the “Schedule TO”) to which this opinion is filed as an exhibit, we hereby confirm to you our opinion as set forth under the heading “Certain United States Federal Income Tax Considerations” in the Exchange Circular, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Schedule TO and to the reference to us under the headings “Certain United States Federal Income Tax Considerations” and “Validity of Securities” in the Exchange Circular. In giving such consent, we do not admit that we are in the category of person whose consent is would be required under Section 7 of the Securities Act of 1933.

                    Very truly yours,

                    /s/ Baker, Donelson, Bearman, Caldwell
                  & Berkowitz, P.C.

                    BAKER, DONELSON, BEARMAN,
                    CALDWELL & BERKOWITZ, P.C.